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On March 12, 2018, Kevin Warren, Chief Commercial Officer, and Xavier Heiss, Controller, of Xerox Corporation participated in a call with investors held by UBS.

Operator:	Ladies and gentlemen, thank you for standing by. Welcome to the UBS Call with Xerox. During the presentation, all participants will be in a listen-only mode. If any time during the conference you need to reach an operator, you can press star 0. And as a reminder, this conference is being recorded, Monday, March 12, 2018.

I’d now like to turn it over to Mr. Steve Milunovich, IT Hardware Analyst. Please go ahead, sir.

Steve Milunovich:	Great. Thanks for joining us. Investor attention has been focused on the relative benefits Fujifilm and Xerox shareholders might receive from the proposed deal. Today we examine the potential value creation of the combined company.

We have with us two Xerox executives with significant roles in identifying and planning cost synergies and revenue opportunities of the combined company. If you have a question, please email me during the discussion at steven.milunovich@ubs.com. So again email me questions if you’d like me to ask them to the Xerox executives.

So, Xavier Heiss is the Corporate Controller at Xerox whose involvement with the transaction started early in the process, working with Fujifilm, Fuji Xerox and advisors using bottom up and benchmarking approaches to define the cost synergy opportunity.

Now in his expanded role, Xavier is at the top of the integration effort, co-heading the taskforce with a Fujifilm counterpart, to develop plans to integrate the business and prepare for day one readiness. Xavier reports to both the Xerox CEO and CFO in his role.

Kevin Warren, Chief Commercial Officer at Xerox. He leads the worldwide channel strategy, salesforce effectiveness and global client engagements. Throughout Kevin’s career at Xerox, he’s been at the helm of efforts to drive growth. As Fuji Xerox prepares the new company, Kevin is also the lead for revenue growth initiatives, critical for the value creation opportunity.

Gentlemen, thanks for joining us today, but before we begin, Mafe, you want to relay the disclosure statements?

Mafe:	Sure, Steve.

During this meeting, Xerox executives may make comments that contain forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995 that by their nature address matters that are in the future and are uncertain.

These statements reflect management’s current belief, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially, including those factors relating to the proposed combination of the company and Fuji Xerox and related acquisition by Fujifilm Holdings Corporation of 50.1% of the company’s common stock.

Information concerning these factors is included in the company’s most recent Annual Report on Form 10-K, its subsequent quarterly reports on Form 10-Q, its current reports on Form 8-K and its Schedule 14-A materials filed with the SEC.

Xerox does not intend to update these forward-looking statements as a result of new information or future events or developments, except as required by law.

Now back to you, Steve.

Steve Milunovich:	Great. Thank you so much. So why don’t we start with the cost synergy side of the story. So Xavier, maybe you want to add a little bit in terms of the background of the deal or your role and begin to tell us about the process used to determine these synergy opportunities; you know, who is involved for both sides and how did you coordinate to identify these targets?

Xavier Heiss:	Thanks, Steve. So first of all I would like to say that I’m very pleased to join this call here. I’m back from Japan. I spent last week there and met the whole Fujifilm and Fuji Xerox executive team. I can confirm here that if there is a need to explain what we are doing, and also the reason why we are doing the deal, the logic of doing things is there. So, there is no doubt that the two teams are working hand-in-hand to make it happen.

So back to the methodology, first of all, we—as you know, the two companies know each other quite well. We are used to working together, and we can say this transaction is the right transaction for both companies. We also involved one of the leading advising firms for this type of integration. I won’t mention the name for disclosure reasons, but we have initiated this activity.

By the way, this firm, an American firm, was also helping Xerox in the Strategic Transformation program. And I will come back later on, on how these two programs can match together on the synergy deal.

The methodology was quite simple there. For the vast majority we did bottoms up—and really bottoms up—adding the two teams working together on assessing how we can generate these synergies, both in revenue and in cost.

On one stream, which is G&A, we did a little bit of bottoms up, but due to the nature of Fuji Xerox being a core distributor or one unit of Fujifilm, the total company, it was a little bit more difficult to extract some of the data points from the G&A point of view, so we did as well some benchmarking data points here.

A combination of the two methods give us the range of synergies that we were expecting to generate, at the same time we had some additional, I would say, data points to confirm what we can achieve here.

Steve Milunovich:	Now Fuji Xerox is running at an operating margin of about 6% which is much lower than Xerox. Can you explain why that is and what you could do about that?

Xavier Heiss:	Yes. So first of all we should –clarify that the internal figure where we see Fuji Xerox is slightly higher... I would say closer to the 7% range. Our projection after the restructuring plan will be closer to 9% so we base that on $450 million restructuring plan there. So we are projecting our materials from there.

So the main difference if you look at it, Fuji Xerox is also a manufacturing unit. Part of their margin is also related to the activities they had with Xerox. We purchase around a little bit under $1.6 billion of goods from Fuji Xerox. So the prevalence of their manufacturing side, over the Xerox side, is higher.

At the same time, the mix of countries is different to the ones that we have. They are heavily present in Japan which I would say is quite good margin. Being their home market, they are able to have high market share on good profitability.

On other countries, there have been easier development area, I’m speaking about China. And in certain countries, as you know, they have to, I would say, recover from some of the issues they faced in the past. I’m speaking about Australia and New Zealand, which has impacted slightly the margins.

But overall, what we can see from a trajectory point of view is a margin improvement and then combining the two companies together makes perfect sense again for the industry or logic of the transaction.

Steve Milunovich:	Fuji Xerox has already announced $450 million of cost cuts on their side which I believe includes 10,000 job reductions. Can you talk a bit more about where those costs are coming out and we do get the question from investors, why did it take Fuji Xerox this long to make this cut.

Xavier Heiss:	Yes. So I will answer the first question first. The high-level split there is roughly 3,000—out of the 10,000 headcount, roughly 3,000 in Japan, the rest being what they call overseas.

By overseas you should think not only sales in countries but also manufacturing sites that Fuji Xerox has outside of Japan. So if I’m going to Japan, you have multiple layers. Some of it is clearly big management decisions, making choices from the profitability point of view to exit some segments. As an example, what we call the A4 segment which is the mono-granular profitability type of segment, not really the core of the business of Xerox- many black and white products.

So that’s a big decision there. The other business decision is Fuji Xerox wants to focus their efforts not only on selling new equipment but also on getting the best of the post-sale stream. You know how the post-sale stream works—you sell the box, the equipment. These boxes print pages; it is on these pages, on the printed volume, what we call post-sale, that we generate a larger profit.

Fuji Xerox is also making a decision to focus on what they call longer post- sale streams compared to just selling the box and having no benefit out of the post-sales for some of these products.

They also are consolidating their development centers. I won’t give names of centers here. I’m sure you understand the reason why, more for confidentiality as some of this planned activity has not been announced there. But it’s around, consolidating multiple development centers in Japan and consolidating to a main center.

From the manufacturing point of view, the vast majority of the manufacturing is overseas, but they plan to shut down some operations that they have in Japan to consolidate in some of their key operations.

Selling and G&A is also part of the scope. It’s mainly around selling support functions, so you should not understand this as if they’ll reduce their salesforce; it’s the opposite. IT is mainly around selling support but also all the integration that we’ll have between what we call pre-sales services on the sales activity, which is something that Xerox has already conducted. It is very successful, and gives, I would say, at the same, a simpler interface with the customer.

HQ is also in the scope for a limited number of reductions. Then they have what we call affiliated companies where I think we can do some consolidation and simplify some of the strategy out there.

So that’s for Japan, roughly 3,000 heads there, a two-year plan, already implemented when we announced. One piece of information that I can share with you, because I’m certain you will ask this question of whether it is difficult to implement a restructuring in Japan. It’s a country where it takes time. It’s not only the question of cost, but you have this view of working for one company for your whole life there.

First thing is this plan has been announced in Japan. The way some of the Japanese companies are dealing with this situation is via early retirement. I can share based on my visit last week that the early retirement plan has been oversubscribed. More volunteered in Japan than what they were planning for, which is a good sign, which means it will require less involuntary restructuring being enforced to be done in the future.

The second point, and I cannot comment immediately on the Japanese regulations here, but due to the nature of the transaction, the fact that it is in preparation of the deal, the fact that it is an external company triggering the plan, the Japanese view this to say—Xerox and Fuji Xerox merging together, gives the opportunity of Fuji Xerox to be leaner and it is triggered by this merger.

It helped the discussion from a unionized type of approach and also with local authorities. They mentioned that as being called a “black sheep strategy”; at the end of the day, this is a triggering event that can justify reducing your headcounts there.

So that’s for the Japanese spot. I will move now to overseas. Overseas there is a little bit as well on development optimization. So, it’s to reduce some of the overseas development centers that they have. It was mainly small operations mainly related to manufacturing sites. But they will be consolidated and the vast majority of the activity of development will be done in Japan now.

So a large part of the restructuring overseas will be on manufacturing. It is manufacturing plants. I can’t give you, you know, the name of the country here because in some of these countries they have only one manufacturing site there. But this is large plants that are offshore from Japan.

This is not only done due to, I would say, volume reduction. It is the opposite. It is by bringing new ways of working or bringing the best of the technology that some of the other plants could implement overseas, like automation, robotics, you know, some of the better workflows that could be able to run there.

And the last leg of the oversea plan is on sales. Similar to what I explained about Japan... not only after the New Zealand and Australia challenges that they faced in 2017, we build the workforce here from a sales point of view, and also consolidate some of the subsidiary structure.

One last item on sales: similar to what I explained about Japan, Fuji Xerox has offshore, what they call a (PC), which is mainly a low-end 384 printer division. This division was run separately. This division will be now fully integrated in each of the countries and some reduction of workforce will happen there.

Steve Milunovich:	Okay. That great. That’s very encouraging.

Let’s now talk about the savings that you and Fuji Xerox are talking about going forward beginning with cost of goods sales. You’re talking about $650 million of savings. I assume this is fairly manufacturing intensive, consolidating plans.

Can you talk a bit about what the manufacturing footprint looks like today and what it’s going to look like afterwards and how much duplication is going to be taken out?

Xavier Heiss:	Yes. The manufacturing footprint. I will focus on Fuji Xerox first and then on Xerox. With Fuji Xerox, the focus or the center of the manufacturing side is mainly in Japan. But you have, I would say, two or three critical plants that are in other locations. Vietnam is one, China is another one. Singapore has been a place where also they were present from the development point of view.

So all the plants I’ve just described here will be to consolidate some of these volumes to move as well some of the volume for cross country like Japan to cross country like China where I would say Fuji Xerox has a very large plant, which has about 10,000 employees currently there and a lot of the assembly of equipment is happening there.

If you look at the Xerox side, we have as well our footprint. The footprint is mainly on what we call the high end of products, but also on the, post-sale activity. I’ll make it simple, CRUs, are Costumer Replaceable Units. You know, this is like the drums, the parts that you put yourselves in the machine. Toner, for example, could be one of the CRUs.

–Another one I would say, is the BRP plan, or what we call BCP, business continuity plan, both companies have operated by having all these plants duplicated in case of earthquake, in case of, you know, whatever issue you could have at one location. You want to be certain that you can still supply this components, key components of the post-sale supply from you to your customer.

This is what we have done. Now, when you look at this footprint after consolidating this, you can have this business continuity plan but with less duplication that we have currently, mainly on optimization of duplication, also what I would call yield improvement, or capacity utilization.

Some of these factories are running at capacities that could be improved. So by consolidating the volume of Xerox and Fuji Xerox, it creates a few synergies there. We have different types of factories, different types of toner. It’s also some optimization we will do here with the footprint, which is from Xerox, across different countries in Europe, Brazil, Canada and in the US.

Another item we looked at is equipment. On equipment, Xerox was steel, the steel manufacturing some products there, mainly the (IN) but we were also presenting (A3 mono) on—we’re on agreement here.

We are currently looking at how we can leverage the (A3 mono) portfolio of Fuji Xerox and how to combine our product. So we don’t have this duplication on the double, I call that, design activity.

Finally, another item in cost of goods sold will be what we call plus sales services. After you install equipment, this equipment requires some maintenance, so maintenance could be done remotely via the phone or via direct connections in machine in cases requiring a service engineer to fix a machine, go inside and fix the machine.

We believe here that the company can leverage better knowledge and know-how for Xerox, including much more of the remote technology, how to access to a machine remotely, how to fix a machine remotely even without the customer knowing. There are opportunities on the Fuji Xerox side to leverage this technology as well.

There is encouraging activity with the Fujifilm part of the Fiji Xerox team on this topic.

Steve Milunovich:	Well that’s good. And I did want to ask, but over half of the synergies come from cogs and I remember Jeff Jacobson telling us that, you know, when they were in a room talking about the press release he said, “We’re not going to put any numbers in the press release that we’re not committed to achieving.”

So what indications have you seen from the Japanese team about their willingness to make these decisions?

Xavier Heiss:	So the first thing is I believe that we should do more. But as you know, the Japanese culture, you’ll need its top-down type of direction but then you go through a bottoms up type of approach.

Last week I spent I would say literally 24 hours going to these bottom ups. With my counterpart, all our activities have been to ensure that each of the team, have not only a target, but they have also plans to go there.

The encouragement we have there is when you put the two teams together, on when they go through, you know, the savings opportunity, they come with similar set of ideas, they consolidate these ideas and clearly commit to them, but at the same time see additional opportunities.

The $1.7 billion synergies that we said we are committed to do is on the table. One key point is also that we said as well $1.2 billion in the first two years which is a new point on point from the cash flow point of view there. I can see currently on both sides the need from both teams to accelerate the plan there. So it is very predictive on this side; very predictive to see the collaboration as well.

Language is not a barrier, which is often part of the challenge there. We are used to work together. English is the business language used at Fujifilm, on Fuji Xerox. It’s a collaborative approach. It’s not one company taking over the other. It’s really how together we can achieve these targets.

Steve Milunovich:	Nice one. Could you address the SG&A savings expectation of $400 million? You know, where does that come from? Is it consolidating functions? Is there facility consolidation centralizing sales support? Where does that come from?

Xavier Heiss:	Yes, it’s come from all areas. So I covered selling mainly by describing, what Fuji will do. As you know at the same time Xerox has its own plan.

So in our earnings where this material—we have a lot of detail along this one. But clearly we will leverage some of the know-hows that Xerox has had at the Fuji Xerox level point of view.

One thing which is clearly of use—I am certain that Kevin will cover this. Part of the productivity will come as well from changing a little bit of go-to market strategies that Fuji has. They are very much a direct salesforce. They have some channels in certain area. By channel I mean every distributor, reseller, vast ITs. But at the same time when we look for example the Japanese footprint, but also the more major countries like Australia and New Zealand, they are clearly channel supporting team that Kevin will comment later on.

Beyond these channel opportunities, their direct salesforce is a little bit more expensive than their channel salesforce. You can go and review and have your predictions there.

Xavier Heiss:	Yes. From the G&A point of view, you—our focus has been mainly, you know, the traditional I will call that target that you have when you do mergers like this one. So the first one is the core function; so finance, HR, IT; how can we leverage from the two company becoming a $20 billion company from a smaller more.

On this one IT is clearly your target. There are some strategy as well from an IT point of view. Without going in detail, one company uses a certain type of ERP. Fuji has one. Fujifilm has one. So we had clearly, you know, opportunity to convert. And Fujifilm played a key role here in order to drive their project story on what we do in IT.

Lastly, when we look at, you know, our G&A cost space there, there are currently some shared services activity that are provided by Fujifilm to Fuji Xerox. And when we looked at it, we say, if these shared services are (unintelligible) in low cost countries specifically for Fuji Xerox. These shared services can provide cost transaction which is better than what we can find in the market. We will leverage this one.

Steve Milunovich:	Then the final piece is, R&D savings are approximately $200 million. Maybe just remind investors about how the relationship works today, how important Fuji Xerox is in terms of creating a product that Xerox sells and then where you expect to find this 200 million of savings.

Xavier Heiss:	Yes. Fuji Xerox played the key role. So just to give figures here. Xerox spent roughly $450 million year-over-year. Fuji Xerox spends around $550 to $600. So the two companies spend billions which when you look at the figure on this industry this is what you spend but at the same time when you combine the two together you can clearly optimize.

The import on Fuji Xerox and Xerox is that Fuji Xerox developed some key product with key functionalities that we need on our products there. So the product to make it simple, 100 pages per minute or 80 pages per minute are mainly designed, developed, manufactured by Fuji Xerox.

This is a core part of our portfolio there. So our teams are working together to design the functionality. One future we hear a lot is something called controller, what is a controller, is the—I call that the software. It’s not a lot of hardware and you need some hardware. But it is a software that makes the machine work in a certain way and also have the interface but beyond the interface is a button that you need but what you see on the screen could be also key like what we call apps, applications, that the machine can provide in the ERPs, which go well beyond 20 pages of scanned pages there.

It’s really the door, the entry door to workflow which is what our customers are expecting. When you combine center plus your retail center with what Fuji Xerox has developed in this area, we have a very powerful set of knowledge but also intelligent software development rather than the pure hardware.

This is where this industry is going to currently. You know what the—this type of software or type of opportunity are worldwide for what we call MPS, managed print services, because this is where we find the smart way of delivering our services, pages, value added to our customer and customer mainly large enterprise.

The key one is first looking at our controller, the controller strategy. Can we convert to a single set of controller? The language does not matter at the end of the day. This is a way the customers want to see it on what we see more and more about the—even the controller on the machine interface will be customer dependent. I mean, we can customize it and make it relevant for whatever customer we deal with.

So second item that they focused on (unintelligible) item will be on solution application on what we call the (unintelligible) to converge as well (unintelligible) on to ever—to that single team working on this (unintelligible).

Obviously devices, equipment, geography to the next step but also the key element I’m sure you had heard about it is inkjet, bringing our capabilities, (unintelligible) capacity on capabilities to develop inkjet next generation equipment there is critical.

You combine the suite together and we have something which is very powerful, very strong here, not only on the press by itself but on the ability to manage things on (edge) which are also two key components that you need when you want to be successful in this industry here.

And then I won’t go through, you know, all the list of other eight products that we are dealing, but you can see that the team had already worked, started clearly to—in the terms of the program there. We are not, you know, (unintelligible) any decision before the deal is closed there but it’s very encouraging to see the two teams working in this way.

Steve Milunovich:	So when we sum that $1.2 million of cost savings over the next few years, how much of that is likely to fall to the bottom line? How much needs to be reinvested and what are some of those reinvestment requirements?

Xavier Heiss:	So all the figures I commented so far met what we call reinvestment because we need to do some reinvestment. As I mentioned it to you, you know, certainly on some specific area like you had heard applications, it is critical for us, inkjet it is critical for us. So next generation of products is also an important point for us here.

So it’s net of these investments here. Bottom line I would say the vast majority because this deal is based on generating cash, I would say this—you know, if you compare to a strategic confirmation program where we have some of the element which is going to the bottom line some which is reinvested, but some also which is driven to volume (prediction) because the market is going down.

Here if you look at the revenue trajectory, we’re putting our pro forma, we’d be in a flattish situation very soon and then a growth situation so which means that all these settings, all these benefits will flow straight, you know, from revenue to (unintelligible) and go straight to the (unintelligible).

(Jennifer):	Yes, Steve, this is (Jennifer). Just to add to what Xavier said on the $1.2 billion, right? We’ve said that’s going to close. So Xerox will continue to do within its own cost space its cost transformation work right which is what is offsetting, right, the revenue declines that we currently have.

And as Xavier alluded to, as these revenue declines improve, the level of cost savings and offsets will get well as well. And then similarly on the $450 million that Fuji Xerox is doing relative to their cost savings plan over the next two years, we’ve said about 50% of that will go through the bottom line.

Steve Milunovich:	Excellent. Thanks for clarifying that. And then Xavier and Kevin, I think we can probably bring you in at this point. You’re both very involved in the details in terms of manufacturing and sales footprint of both companies. Some investors are wondering whether Xerox could go in alone in Asia.

You know, from your standpoint what would be the challenges, the cost in terms of trying to do it just by yourself at Xerox?

Xavier Heiss:	So I will start with the (unintelligible), you know, what will be required and I will let Kevin discuss the go-to market, what does that mean there.

So as I mentioned during the call there, Fuji Xerox is developing, a lot of our products there. So for us to do that with Fuji Xerox, we’ll work with two things; either we internally against its capabilities which, okay, everything is possible but as I mentioned it to you, Fuji Xerox spending roughly $650—600 million—$550 million to 600 million.

So we will have to do that. And if you think about it, this is not really the best way of leveraging value here. On the (unintelligible) a lot of cash, and a lot of (unintelligible) here under Xerox side to do that. So one point. So that’s a way of doing it internally.

Externally, you can do it as well. So you can go and try to get an agreement with one of our existing competitor. Not certainly as a way we would like to do it. So one point. But certain that you will have a very competitive deal here because if you go to XYZ, don’t forget as well they are all Japanese and they will understand very quickly, you know, what type of battle we can figure here from the manufacturing point of view against Fuji Xerox here.

On the last point I would like to share there, that Fuji Xerox from a manufacturing point of view has been able to develop on the (unintelligible) developed product. And these products sustained quite good margins. I think the figure we can see on the (unintelligible) market but also in China which is not an easy market.

I discussed with a gentleman called (Joe San) who is currently meeting the Chinese market on the present that they have had both from the manufacturing and go-to market on the market share we have today in the (unintelligible) segment plus the margins (unintelligible) developed competitor would like to have this. And for Xerox no need to do this here. It should require a (unintelligible). I will let Kevin cover up the sales box.

Kevin Warren:	I think, Xavier, you pretty much answered the question. It really comes down to what our investment, time, energy, cash, assets get a good return by going after this market that Fuji Xerox is the leader in. It has the leading share position both in Japan and Asia Pacific in the marketplace, as well as doing it very effectively from a bottom line standpoint.

It would be other areas that I would argue who wouldn’t have, you know, the building cost of all the things that Xavier mentioned, not to mention kind of higher salesforce had to engage and channel resellers, build that up from the bottom up. You know, the cost, the money, the time that it would take wouldn’t be the first place we’d gone.

Steve Milunovich:	Yes.

Xavier Heiss:	Maybe just to add, some of the team member here, the old Xerox team member, had gone through similar type of experience. The strategy was to expand to Asia and to develop salesforce in Asia to, you know, clearly put in place, you know, some of the BPO offer out there. It was painful. It’s not easy.

Steve Milunovich:	I understand. So, Kevin, Xerox has said that there’s a $1 billion revenue opportunity and an expectation to return to growth by 2020. How did you come up with that $1 billion and the assertion of growth?

Kevin Warren:	Yes. So our process was very similar to the process as Xavier mentioned from a cost standpoint. It was a combination of a bottom up process as well as external benchmarking with the consultant as Xavier referenced, as well as some face-to-face socialization between our executives and their executives that kind of pressure test the assumption.

At the end of the day, you know, we came with a number that we all feel comfortable going after, pursuing obviously as you can imagine how internal number that we’re going after is going to be higher than that to make sure that we achieve at least $1 billion of revenue if not more.

Steve Milunovich:	Exposure to the Asian market is part of the pitch to investors which is considered generally a positive. But in an industry that’s been pressured around the world and with continued proliferation of digital products, what gives you confidence that the Asian market will keep growing?

Kevin Warren:	Well if you just look at the, you know, the trends and the demographic trends of, you know, the Asian market in total, a lot of that is developing markets. You know, that’s been pretty consistent for the last 15 or 20 years.

So, you know, we are confident that, you know, this is an attractive market. The moment that we can participate in and we can grow with it and there’s nothing that we’ve seen here recently that gives us any indication that won’t be the case.

Steve Milunovich:	Okay. Maybe we can talk about some of the idiosyncrasies of the Asian market that investors should be aware of. Are there significant differences, the types of hardware that are bought, high versus low end type of contract, MPS versus transactional or other characteristics?

Kevin Warren:	Yes. So I would say in general, you know, the Asian market is a diverse market. So, you know, the way to kind of think about it is kind of credit into the developing parts of the Asian market, specifically Japan and New Zealand and Australia then maybe the developing parts as well, China as an example as well as others.

And what we find in general across, you know, the globe is in the developed markets they tend to—the customers tend to consume the higher and A3 products all the way up to production, black and white and particularly color. And they also tend to go to market a lot through direct sales.

Now that is the dynamic that is changing as we’re giving the proliferation, the SMB market, how that’s growing that more and more, you know, that market is buying from indirect channels and I’ll come back to that later. And then when you’re selling A4 devices just because of the cost and the economics, you know, the most efficient way to, and effective way to sell that sort of portfolio is through the end of our channels.

Now as far as managed print services, you know, that is an area that we’re very excited about relative to the revenue synergies. It’s something that Fuji Xerox relies on. I know how already and going after that marketplace. But we found that in our geographies the SMB market for managed print services is growing six times as fast as the large enterprise. And that SMB market is emerging and as far as really its thirst and appetite to embrace managed print.

So that’s something, you know, for me while we’ve come up with offerings to make it easier for our partners to sell managed prints services to their clients and that’s something that we think that we can share with Fuji Xerox which should be a game changer; it could be a game changer in their marketplace as we roll that out.

Steve Milunovich:	Well let’s follow up on that because we’ve heard you all talk about the ability to win more global MPS deals as a unified company. What kind of frictions are there today that from being separate that make that more difficult than how does being more unified solve those problems.

Kevin Warren:	Yes. So that’s another area that we’re optimistic that we can have synergy. So, you know, we do obviously, you know, large global deals particularly with managed print services as one of the core strengths of Xerox today.

We have large clients that are global themselves and they want to go to market with our solution offering. They look the same, feel the same, ideally cost the same and do similar experience. And that’s something we do, you know, very well.

Now when it comes to the fulfillment on those—on the equipment inside of Asia Pac then that takes a little more negotiation with our Fuji Xerox colleagues. You know, often the flavor of the prod or the control of that, you know, Xavier did a great job of explaining might be different in those geographies. The deal might be a huge deal for Xerox but a small deal for a country inside of Asia Pac.

And so their willingness, you know, the—you know, they’re balancing obviously how to be a good partner for Xerox but also, you know, meeting their financial needs as well. So there’s often we normally get there but I would say there’s a lot of negotiation this time and sometimes, you know, the customer kind if see that as well.

So we think that going forward if we have, you know, the same controller, the same sort of pricing, the impact of the deal is felt by both companies or the future of one company then we’ll be a lot more effective in doing these globally.

Also in, you know, Asia Pac there are global clients there. And they have similar needs as well. They want to do global implementations that might include Western Europe, it might include other parts of the developed markets, certainly include North America.

And their view of Fuji Xerox because of this arrangement, that being a true global player versus some of their other options there in Asia Pac that a full global footprint, you know, that has been the challenge for Fuji Xerox to be able to compete aggressively in that market.

So by coming together, now you got a company that’s a global footprint and go all the way. So we think that, you know, this can be a terrific opportunity on both sides, more and more customers are going global. That’s something that, you know, that will be a lot stronger in our value proposition as well as implementing to our customers if we’re together.

Steve Milunovich:	Fuji Xerox’ revenue has declined the last two years. Why is that and what would turn that around?

Kevin Warren:	So for Fuji Xerox clearly—you know, they’ve had an impact on—you know, by currency and so that was part of the impact. Secondly, you know, some of this was timing. So, you know, as we—as Xerox established itself as a separate and standalone company, one of the major initiatives we had in 2017 was the largest product launch in the history of the company, 29 and (unintelligible).

You look at when those products will fully—and the feel was really wasn’t to the fourth quarter where we saw some impact. So, you know, Fuji Xerox, you know, got impacted by some of the volume things and the timing of the new products.

By the way, you know, we’re optimistic on the impact of those new products. We saw evidence of that in Q4 and we’re bullish on what that’s going to mean for us in 2018. So obviously Fuji Xerox will benefit from that.

And then finally, you know, they had some, you know, operational issues particularly in Australia and New Zealand, you know, that they had to kind of overcome that we think that, you know, they’ll address going forward.

Now having said that, they are still the number one leader in equipment sales market share in their marketplace. So while they did have some of those pressure son timing and currency, I’ll just kind of talk about they clearly are outperforming their competitors. They are seen as the market leader.

Steve Milunovich:	Turning to the inkjet side, right now you have kind of three inkjet strategy; Xerox; Fuji Xerox; Fujifilm. Can you talk a little bit about what those three approaches are and how different are they and then how does a unified inkjet strategy enable revenue opportunities?

Kevin Warren:	Yes. So first of all I’ll say that we’re really excited about the opportunity of inkjet in the marketplaces. As you know, it’s part of the market that is growing. As more and more analog pages become digital, that become digital through this sort of technology, all three of us, Xerox, Fuji Xerox, and Fujifilm have an inkjet roadmap.

You know, the good news is that they’re different right now. I say good news because that’s an opportunity for us going forward. Xavier referenced that about five years ago we did an acquisition called (MPICA) to really kind of get us in this inkjet game. We are, you know, the leader in production (unintelligible) really driven by, you know, the iconic (iGen) platform.

Bu the inkjet was an area, again it was an emerging really we didn’t really have technology as we made that acquisition. And then we’re really starting to make progress on the lower of the inkjet segment. And then, you know, Fuji, Fuji Xerox has—as they’re road mapping again, they’re primarily—their product view is primarily optimize the geographies in which they participate which is mainly Asia Pacific.

And then Fujifilm has, you know, a fantastic robust IP and income and as a global business and, you know, they felt globally as well. In some areas the distribution is stronger than others. And so we think, you know, there could be tremendous leverages as it relates to leveraging our joint distribution strategy.

As we look at our IP roadmap and we start looking at investments we want to make. You know, having the aligned view and the global view versus three different views can allow us to have a better return on investment and really kind of have a portfolio that’s going to be competitive.

And so those discussions, you know, there are always opportunities to kind of partner in that but as one company and one entity, clearly we can do that a lot faster and more effectively going forward.

Steve Milunovich:	Is there any risk that Fujifilm and the inkjet business basically brings it all in-house?

Kevin Warren:	I don’t think so. You know, that’s a good business. You know, the industry as I mentioned is evolving. It’s a growth sector. You know, that’s one that quite we’re looking to ways to accelerate and optimize our collective IP versus kind of going alone in separate roadmaps.

Steve Milunovich:	And as a combined company you are not going to have to share margin with Fuji Xerox. You’ll essentially have a manufacturer’s margin. Can you talk about the current relationship and how that may have presented winning a deal and how this dynamic changes with the combined company?

Kevin Warren:	Yes. So, you know, if this—you know, we’ve been a joint venture in different percentages dating back to 1962. I think it might be the longest global joint venture of its sort.

So, you know, we’ve operated, you know, pretty well within the confines of the relationship. But having said that, you know, both sides are looking to kind of optimize their own interest. And so there is a negotiation process in which we kind of look at a roadmap, we look at the industry, we look at the competitive positioning where we want to improve. And then we go through a negotiation process and a transfer price process with our colleagues at Fuji Xerox.

And to a great extent, as I’ve said, that’s been effective. Relative you can look at our share position. However, you know, the margin stacking is the dynamic that sometimes either can delay the products coming out or also could allow—make us maybe compromise some feature tradeoffs in order to kind of hit the pricing envelope.

So clearly, you know, again as one company we all kind of went together, will allow us and give us flexibility to protect our margins which obviously is really important, something we’re focused on in Xerox. Also allows us to improve our cost competitiveness so that there are deals that are good deals for us that we want to participate that’s overall product in our portfolio, we have—you know, we can make the decision to do that.

And then also allow us to make sure that we have the best solutions, you know, the best software, the best controller, the best apps, the best security so that our win rate goes up as well. So this is one that I think, you know, we get an aligned roadmap. We kind of worked together. You know, this could really improve our competitiveness. I’m excited about the opportunities there while also allowing us to maintain and maybe even improve our margin profile as a result.

Steve Milunovich:	What is then the internal salesforce reaction to both Xerox and Fuji Xerox and then what did you heard back from your channels?

Kevin Warren:	Yes, well, you know, it’s interesting that’s a great question and we didn’t quite know what that answer was going to be. We knew it was a good thing for the company but I will tell you having spent, you know, the last—since we announced the deal I guess the last six weeks with our employees, with our sales people. By the way, I’ll mention customers I don’t think you called them out and partners, universally, has been receiving as very positive.

You know, our sales people see this as, you know, hey, this is scale. You know, the opportunities the scale bring you as it relates to our DNA, you know, as a percentage of revenue and cash as a weapon and a balanced capital deployment to do smart acquisitions. You know, and the partners see the same thing as well as the commitment to this industry, you know, that our partners were looking at, you know, as we had, you know, done the 80th acquisition. So it was really kind of a double down to be the best here on this.

Fujifilm has a great reputation. Fuji Xerox is not a foreign partner. So they see this as an opportunity for us to be even stronger and I would say even accelerate—and by the way, there was already some internal optimism inside the comp based on our results in 2017, particularly the fourth quarter when we saw the return to equipment sale revenue that have been several years since we done that and there’s a price going on revenue versus consensus and that momentum that we feel.

So they see this as an accelerant to, you know, growth and relevance to the marketplace. So universally, you know, I’ve talked to customers, I’ve talked to our partners, I’ve talked to our sales people, I’ve talked to our other employees. We’ve done townhalls. We’ve done roundtables. And across the board there is quest of optimism and support for this transaction.

Steve Milunovich:	Well as we, you know, near the end of our hour here, Xavier, perhaps we can bring you back in as well. What can you two tell us about the role of Fujifilm and what it will play in terms of strategy direction, will it be hands on, will it be hands off? How do investors get comfortable that their interests are aligned with Xerox shareholder interest?

Xavier Heiss:	So first of all Fujifilm is very interested in the success of this transaction. For a simple reason that it is now a combined company. This documents our business there. We will represent roughly 2/3 of the business.

So Fujifilm is also looking at being a diversified group on making investment. They are looking at, you know, these deals, you know, support of their investment strategies.

So someone such as Fujifilm has always had a very I would say good support of Fuji Xerox, specifically leveraging the fact that Fuji Xerox is a joint venture with output as a global company, an international company on bringing some of the I would say good things from this.

I’ll give an example, Palo Alto research center is respected, heavily respected by not only Fuji Xerox people but also by Fujifilm because I see the power of the innovation engine that were there. You know, the capabilities that we have to bring more inside around foreign market not only in the Asia Pacific markets there.

Finally I would say from person point of view, from the, I would say, management point of view, I can tell you that the level of interaction, level of interest that Fujifilm management has demonstrated prior to the deal announcement but since we announced the deal, I mentioned, you know, my recent visit there, the (leadership) on the person that Fujifilm has on the deal is very encouraging. You know, the term it won’t be like, okay, do this acquisition and let it go. They are clearly willing to be involved, do the right thing for the shareholder.

On the US team, you know, all the information we share around, you know, our—the targeted shareholder retail that is around there, this commitment exists. I can tell you there is a great underpinning of what the new Fuji Xerox shareholders are expecting.

Kevin Warren:	And I will also add, obviously the new construct, Fujifilm will have a representation on the board. And so just like all good boards and strategic oversight of the company, there’ll be an opportunity to review that and coach some counsel and be involved in the new Fuji Xerox.

Steve Milunovich:	Upper management obviously is very focused on this deal. You both talked about the time you spent. Is there much risk to being distracted in your term disruption of the business?

Kevin Warren:	Yes, you know, I think, you know, that’s an area that there’s been a lot of focus on making sure that we, you know, develop the mail while we’re working on that. So, you know, the salesforce, the people calling on customers, they’re sellers. You know, they are doing the transformation integration management process. That’s more of a headquarters function than it’s—as in Xavier’s capable hands to kind of lead. And, you know, I’m working on the value capture aspect on that as far as revenue.

So we’ve got a team of people who are focused on making sure, you know, we—and by the way, you know, there is some skill on that in that we have to go through a process of separating as a company. So that was a projection management process.

We also have this cost transformation that we had to kind of manage milestones and a lot of the folks who are working there, worked with others. So we’ve kind of built up some muscles here. But the people who are calling on customers and writing orders and doing deals and engaging partners, trust me, they’re focused on making the numbers and they know that we’ll take care of the rest.

Xavier Heiss:	It provides as well a great opportunity for what I’ll call the second generation of talent in the company to step beyond here while some of us are working on the deals, it gives us, you know, a clear opportunity and visibility for this talents because Xerox has been—you know, it is known for being capable to generate, create higher talents here. So this is also great opportunities that we are leveraging internally.

Steve Milunovich:	Terrific. Well we’ve heard a lot of details today. Thank you very much. I just wanted to allow you the opportunity to maybe summarize each of your views and, you know, tell investors exactly, you know, why you believe this is going to be a successful deal.

Xavier Heiss:	And so I will start just by confirming that Xerox and Fuji Xerox have the full commitment on, you know, their (unintelligible). So we clearly all believe this is the right industry or logic. It makes full sense you have to—these two company not only working but merging together.

You have also had certainly during this call a sense of commitment that we have but also the fact that we, by knowing each other, can leverage I would say quite quickly as (unintelligible) opportunities that we’ve identified on deliver as a promise that we have around, you know, the positivity of this deal but also the significant cost on cash opportunity for the (unintelligible).

Kevin Warren:	And I would just simply add, I think I covered most from the points in the Q&A but obviously this is the deal that—you know, I’ve been here for 30—it’d be 35 years in October. I think this is a great deal for our company for both sides.

There’s very—you know, there’s not an overlap as far as revenue so, you know, a lot of times we do acquisitions it might be some—these synergies or revenues really a complimentary play. Both companies know each other. So culturally, you know, that’s not going to be a foreign thing and then being able to really kind of align our product roadmap, our IP investment having stronger cash generation together certainly just makes us even more competitive in the marketplace and hopefully more attractive company to work for and investments so excited about the opportunity.

Steve Milunovich:	Great. Well, gentlemen, thank you so much for sharing your insights. We really appreciate it. Thanks for your time today.

Xavier Heiss:	Thank you.

Steve Milunovich:	And investors, thank you for joining us as well. We’ll see you next time.

Operator:	Ladies and gentlemen, that does conclude the conference call for today. We thank you for your participation and you can now disconnect your lines.

Additional Information and Where to Find It

This filing may be deemed to be solicitation material in respect of the transaction with Fujifilm described herein (the “Transaction”) and/or the matters to be considered at the Company’s 2018 Annual Meeting. In connection with the Transaction and the 2018 Annual Meeting, Xerox plans to file with the Securities and Exchange Commission (“SEC”) and furnish to Xerox’s shareholders one or more proxy statements and white proxy cards and other relevant documents. BEFORE MAKING ANY VOTING DECISION, XEROX’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT(S) AND WHITE PROXY CARD(S) IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE TRANSACTIONS AND/OR THE COMPANY’S 2018 ANNUAL MEETING OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENTS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTIONS AND/OR THE COMPANY’S 2018 ANNUAL MEETING AND THE PARTIES RELATED THERETO. Xerox’s shareholders will be able to obtain a free copy of documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, Xerox’s shareholders may obtain a free copy of Xerox’s filings with the SEC from Xerox’s website at http://www.xerox.com under the heading “Investor Relations” and then under the heading “SEC Filings.”

Participants in the Solicitation

The directors, executive officers and certain other members of management and employees of Xerox may be deemed “participants” in the solicitation of proxies from shareholders of Xerox in favor of the Transaction or in connection with the matters to be considered at the Company’s 2018 Annual Meeting. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the shareholders of Xerox in connection with the Transaction or the Company’s 2018 Annual Meeting will be set forth in the applicable proxy statement and other relevant documents to be filed with the SEC. You can find information about Xerox’s executive officers and directors in Xerox’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, Xerox’s and such persons’ other filings with the SEC and in Xerox’s definitive proxy statement filed with the SEC on Schedule 14A.

Cautionary Statement Regarding Forward-Looking Statements

This filing, and other written or oral statements made from time to time by management contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “will”, “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. Such factors include but are not limited to: our ability to address our business challenges in order to reverse revenue declines, reduce costs and increase productivity so that we can invest in and grow our business; changes in economic and political conditions, trade protection measures, licensing requirements and tax laws in the United States and in the foreign countries in which we do business; changes in foreign currency exchange rates; our ability to successfully develop new products, technologies and service offerings and to protect our intellectual property rights; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; the risk that partners, subcontractors and software vendors will not perform in a timely, quality manner; actions of competitors and our ability to promptly and effectively react to changing technologies and customer expectations; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring actions; the risk that individually identifiable information of customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security systems; reliance on third parties, including subcontractors, for manufacturing of products and provision of services; our ability to manage changes in the printing environment and expand equipment placements; interest rates, cost of borrowing and access to credit markets; funding requirements associated with our employee pension and retiree health benefit plans; the risk that our operations and products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives and anti-corruption laws; the outcome of litigation and regulatory proceedings to which we may be a party; the risk that we do not realize all of the expected strategic and financial benefits from the separation and spin-off of our Business Process Outsourcing business; the effects on our business resulting from actions of activist shareholders; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our 2017 Annual Report on Form 10-K, as well as our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. Furthermore, the actual results of the Transaction could vary materially as a result of a number of factors, including, but not limited to: (i) the risk that the Transaction may not be completed in a timely manner or at all, which may adversely affect Xerox’s business and the price of Xerox’s common stock, (ii) the failure to satisfy the conditions to the consummation of the Transaction, including the receipt of certain approvals from Xerox’s shareholders and certain governmental and regulatory approvals, (iii) the parties may be unable to achieve expected synergies and operating efficiencies in the Transaction within the expected time frames or at all, (iv) the Transaction may not result in the accretion to Xerox’s earnings or other benefits, (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the Transaction agreements, (vi) the effect of the announcement or pendency of the Transaction on Xerox’s and/or Fujifilm’s business relationships, operating results, and business generally, risks related to the proposed Transaction disrupting Xerox’s current plans and operations and potential difficulties in Xerox’s employee retention as a result of the Transaction, (vii) risks related to diverting management’s attention from Xerox’s ongoing business operations, (viii) the outcome of any legal proceedings that may be instituted against Xerox, its officers or directors related to the Transaction agreements or the Transaction and (ix) the possibility that competing offers or acquisition proposals for Xerox will be made. Xerox assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

Fuji Xerox is a joint venture between Xerox Corporation and Fujifilm in which Xerox holds a noncontrolling 25% equity interest and Fujifilm holds the remaining equity interest. In April 2017, Fujifilm formed an independent investigation committee (IIC) to primarily conduct a review of the appropriateness of the accounting practices at Fuji Xerox’s New Zealand subsidiary and at other subsidiaries. The IIC completed its review during the second quarter 2017 and identified aggregate adjustments to Fuji Xerox’s financial statements of approximately JPY 40 billion (approximately $360 million) primarily related to misstatements at Fuji Xerox’s New Zealand and Australian subsidiaries. We determined that our share of the total adjustments identified as part of the investigation was approximately $90 million and impacted our fiscal years 2009 through 2017. We concluded that we should revise our previously issued annual and interim consolidated financial statements for 2014, 2015 and 2016 and the first quarter of 2017 the next time they are filed. Our review of this matter has been completed. However, Fujifilm and Fuji Xerox continue to review Fujifilm’s oversight and governance of Fuji Xerox as well as Fuji Xerox’s oversight and governance over its businesses in light of the findings of the IIC. At this time, we can provide no assurances relative to the outcome of any potential governmental investigations or any consequences thereof that may happen as a result of this matter.